EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 1, 2000 relating to the financial statements and financial statement schedule, which appears in Advanced Digital Information Corporation’s Annual Report on Form 10-K for the year ended October 31, 2000.

PricewaterhouseCoopers LLP
Seattle, Washington
May 14, 2001